Exhibit 99.2

NEWS RELEASE

Trans Energy, Inc.

210 Second Street

PO Box 393

St. Marys, WV 26170

Company contact:

John G. Corp

304-684-7053

www.transenergyinc.com

TRANS ENERGY, INC. TO PRESENT AT THE LAS

VEGAS MONEY SHOW MAY 14 – MAY 16

ST. MARYS, WEST VIRGINIA, May 9, 2013 — Trans Energy, Inc. (OTCQB: TENG), a pure play Marcellus Shale exploration and production company, today announced that the executive management team will host a booth and present to investors at The Las Vegas Money Show, May 14 through May 16.

The Trans Energy management team will give a formal presentation on Tuesday, May 14 at approximately 4:15pm. Investors and conference attendees will also have an opportunity to visit with management throughout the three day event.

Steve Lucado, Chairman of Trans Energy, Inc, said, “The Las Vegas Money Show provides us with an opportunity to further highlight the success of our Marcellus Shale drilling program, as well as the upside potential that we believe Trans Energy stock provides today’s investor. The liquids rich area of the Marcellus Shale is considered by many to be the most economic natural gas play in the country today. Even in a four dollar natural gas environment, recent well results suggest that internal rates of return between 45 percent and 60 percent can be achieved from the drilling program. We are delighted that we have the opportunity to talk about this recent success with the attendees at The Las Vegas Money Show.”

For additional information regarding Trans Energy or to schedule an investor meeting please call or email Brian Brooks at EnerCom (303) 296-8834 Bbrooks@enercominc.com.

Additional information regarding Trans Energy, including maps, investor presentations, news releases and videos can be found at the Company’s website www.transenergy.com. Trans Energy will regularly update information on the website to provide investors with the most up to date information on the Company and its operations.

About Trans Energy, Inc.

Trans Energy, Inc. (OTCQB: TENG) is a pure play Marcellus Shale oil and gas exploration and development company, headquartered in the Appalachian Basin. Further information can be found on the Company’s website at www.transenergyinc.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995—Forward-looking statements in this release do not constitute guarantees of future performance. Such forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially from those anticipated. Forward-looking statements in this document include statements regarding the Company’s exploration, drilling and development plans, the Company’s expectations regarding the timing and success of such programs. Factors that could cause or contribute to such differences include, but are not limited to, fluctuations in the prices of oil and gas, uncertainties inherent in estimating quantities of oil and gas reserves and projecting future rates of production and timing of development activities, competition, operating risks, acquisition risks, liquidity and capital requirements, the effects of governmental regulation, adverse changes in the market for the Company’s oil and gas production, dependence upon third-party vendors, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission. For a more detailed discussion of the risks and uncertainties of our business, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed with the Securities and Exchange Commission. We assume no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.